                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                          (Amendment No. ___________)*

                             Symmetry Holdings Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    Common Stock, par value $0.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    871545208
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  March 6, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
      Schedule is filed:

            [ ] Rule 13d-1(b)

            [X] Rule 13d-1(c)

            [ ] Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities
      Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 871545208                                           Page 2 of 18 Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Drawbridge DSO Securities LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5    SOLE VOTING POWER

                     -1,062,500-
  NUMBER OF     ----------------------------------------------------------------
   SHARES       6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           -0-
    EACH        ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH             -1,062,500-
                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER

                     -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -1,062,500-
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.5% (based on 23,437,500 shares of common stock outstanding as of
     March 8, 2007)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 871545208                                           Page 3 of 18 Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Drawbridge OSO Securities LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5    SOLE VOTING POWER

                     -187,500-
  NUMBER OF     ----------------------------------------------------------------
   SHARES       6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           -0-
    EACH        ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH             -187,500-
                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER

                     -0-
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -187,500-
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.8% (based on 23,437,500 shares of common stock outstanding as of
     March 8, 2007)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 871545208                                           Page 4 of 18 Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Drawbridge Special Opportunities Fund LP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5    SOLE VOTING POWER

                     -0-
  NUMBER OF     ----------------------------------------------------------------
   SHARES       6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           -1,062,500-*
    EACH        ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH             -0-
                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER

                     -1,062,500-*
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -1,062,500-
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.5% (based on 23,437,500 shares of common stock outstanding as of
     March 8, 2007)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of Drawbridge DSO
Securities LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 871545208                                           Page 5 of 18 Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Drawbridge Special Opportunities Fund Ltd.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands
--------------------------------------------------------------------------------
                5    SOLE VOTING POWER

                     -0-
  NUMBER OF     ----------------------------------------------------------------
   SHARES       6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           -187,500-*
    EACH        ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH             -0-
                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER

                     -187,500-*
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -187,500-
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0.8% (based on 23,437,500 shares of common stock outstanding as of
     March 8, 2007)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of Drawbridge OSO
Securities LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 871545208                                           Page 6 of 18 Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Drawbridge Special Opportunities GP LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5    SOLE VOTING POWER

                     -0-
  NUMBER OF     ----------------------------------------------------------------
   SHARES       6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           -1,062,500-*
    EACH        ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH             -0-
                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER

                     -1,062,500-*
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -1,062,500-
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.5% (based on 23,437,500 shares of common stock outstanding as of
     March 8, 2007)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

* Solely in its capacity as the general partner of Drawbridge Special
Opportunities Fund LP.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 871545208                                           Page 7 of 18 Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Drawbridge Special Opportunities Advisors LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5    SOLE VOTING POWER

                     -0-
  NUMBER OF     ----------------------------------------------------------------
   SHARES       6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           -1,250,000-*
    EACH        ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH             -0-
                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER

                     -1,250,000-*
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -1,250,000-
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.3% (based on 23,437,500 shares of common stock outstanding as of
     March 8, 2007)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

* Solely in its capacity as the investment advisor of each of Drawbridge Special
Opportunities Fund LP and Drawbridge Special Opportunities Fund Ltd.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 871545208                                           Page 8 of 18 Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Fortress Principal Investment Holdings IV LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5    SOLE VOTING POWER

                     -0-
  NUMBER OF     ----------------------------------------------------------------
   SHARES       6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           -1,062,500-*
    EACH        ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH             -0-
                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER

                     -1,062,500-*
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -1,062,500-
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     4.5% (based on 23,437,500 shares of common stock outstanding as of
     March 8, 2007)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of Drawbridge Special
Opportunities GP LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 871545208                                           Page 9 of 18 Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     FIG LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5    SOLE VOTING POWER

                     -0-
  NUMBER OF     ----------------------------------------------------------------
   SHARES       6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           -1,250,000-*
    EACH        ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH             -0-
                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER

                     -1,250,000-*
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -1,250,000-
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.3% (based on 23,437,500 shares of common stock outstanding as of
     March 8, 2007)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of Drawbridge Special
Opportunities Advisors LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 871545208                                          Page 10 of 18 Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Fortress Operating Entity I LP
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5    SOLE VOTING POWER

                     -0-
  NUMBER OF     ----------------------------------------------------------------
   SHARES       6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           -1,250,000-*
    EACH        ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH             -0-
                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER

                     -1,250,000-*
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -1,250,000-
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.3% (based on 23,437,500 shares of common stock outstanding as of
     March 8, 2007)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     PN
--------------------------------------------------------------------------------

* Solely in its capacity as the sole managing member of each of FIG LLC and
Fortress Principal Investment Holdings IV LLC.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 871545208                                          Page 11 of 18 Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     FIG Corp.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5    SOLE VOTING POWER

                     -0-
  NUMBER OF     ----------------------------------------------------------------
   SHARES       6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           -1,250,000-*
    EACH        ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH             -0-
                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER

                     -1,250,000-*
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -1,250,000-
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.3% (based on 23,437,500 shares of common stock outstanding as of
     March 8, 2007)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     CO
--------------------------------------------------------------------------------

* Solely in its capacity as the general partner of Fortress Operating Entity I
LP.

                                  SCHEDULE 13G

--------------------------------------------------------------------------------
CUSIP No. 871545208                                          Page 12 of 18 Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Fortress Investment Group LLC
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (See Instructions)

                                                                 (a)  |_|
                                                                 (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                5    SOLE VOTING POWER

                     -0-
  NUMBER OF     ----------------------------------------------------------------
   SHARES       6    SHARED VOTING POWER
BENEFICIALLY
  OWNED BY           -1,250,000-*
    EACH        ----------------------------------------------------------------
  REPORTING     7    SOLE DISPOSITIVE POWER
   PERSON
    WITH             -0-
                ----------------------------------------------------------------
                8    SHARED DISPOSITIVE POWER

                     -1,250,000-*
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -1,250,000-
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (See Instructions)

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     5.3% (based on 23,437,500 shares of common stock outstanding as of
     March 8, 2007)
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     OO
--------------------------------------------------------------------------------

* Solely in its capacity as the holder of all the issued and outstanding shares of beneficial interest of FIG Corp.

ITEM 1.

        (A)     NAME OF ISSUER:

        The name of the issuer is Symmetry Holdings Inc. (the "Issuer").

        (B)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

        The Issuer's principal executive offices are located at 432 Scarborough
        Road, Briarcliff Manor, New York, 10510.

ITEM 2.

        (A)     NAME OF PERSON FILING:

        This statement is filed by:

        (i)     Drawbridge DSO Securities LLC, a Delaware limited liability company, directly owns stock described herein;

        (ii)    Drawbridge OSO Securities LLC, a Delaware limited liability company, directly owns stock described herein;

        (iii)   Drawbridge Special Opportunities Fund LP, a Delaware limited partnership, is the sole managing member of Drawbridge DSO
                Securities LLC;

        (iv)    Drawbridge Special Opportunities Fund Ltd., a Cayman Islands
                company, is the sole managing member of Drawbridge OSO
                Securities LLC;

        (v)     Drawbridge Special Opportunities GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Special
                Opportunities Fund LP;

        (vi)    Drawbridge Special Opportunities Advisors LLC, a Delaware
                limited liability company, is the investment advisor of each of
                Drawbridge Special Opportunities Fund LP and Drawbridge Special
                Opportunities Fund Ltd.;

        (vii)   Fortress Principal Investment Holdings IV LLC, a Delaware
                limited liability company, is the sole managing member of
                Drawbridge Special Opportunities GP LLC;

        (viii)  FIG LLC, a Delaware limited liability company, is the sole managing member of Drawbridge Special Opportunities Advisors
                LLC;

        (ix)    Fortress Operating Entity I LP, a Delaware limited partnership, is the sole managing member of each of FIG LLC and Fortress
                Principal Investment Holdings IV LLC;

        (x)     FIG Corp., a Delaware corporation, is the general partner of
                Fortress Operating Entity I LP; and

        (xi)    Fortress Investment Group LLC, a Delaware limited liability company, is holder of all the issued and outstanding shares of beneficial interest of FIG Corp.

        The foregoing persons are hereinafter sometimes collectively referred to as the "Reporting Persons." Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

        (B)     ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR IF NONE, RESIDENCE:

                The address of the business office of each of the Reporting
        Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the
        Americas, 46th Floor, New York, New York 10105, Attention: Michael Cohn.

        (C)     CITIZENSHIP:

        Each of Drawbridge DSO Securities LLC, Drawbridge OSO Securities LLC,
        Drawbridge Special Opportunities GP LLC, Drawbridge Special
        Opportunities Advisors LLC, Fortress Principal Investment Holdings IV
        LLC, FIG LLC and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of
        Drawbridge Special Opportunities Fund LP and Fortress Operating Entity I
        LP is a limited partnership organized under the laws of the State of
        Delaware. Drawbridge Special Opportunities Fund Ltd. is a company organized under the laws of the Cayman Islands. FIG Corp. is a corporation organized under the laws of the State of Delaware.

        (D)     TITLE OF CLASS OF SECURITIES:

                Common Stock, par value $0.001 per share (the "Common Stock")

        (E)     CUSIP NUMBER:

                871545208

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR
        240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

        (a)     [ ] Broker or dealer registered under section 15 of the Act
                    (15 U.S.C. 78o).

        (b)     [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                    78c).

        (c)     [ ] Insurance company as defined in section 3(a)(19) of the
                    Act (15 U.S.C. 78c).

        (d)     [ ] Investment company registered under section 8 of the
                    Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e)     [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)
                    (ii)(E).

        (f)     [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

        (g)     [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

        (h)     [ ] A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act (12 U.S.C. 1813).

        (i)     [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment
                    Company Act of 1940 (15 U.S.C. 80a-3).

        (j)     [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

                The percentages used in this Item 4 are calculated based upon
        23,437,500 shares of Common Stock issued and outstanding as of March 8,
        2007.

            A.  Drawbridge DSO Securities LLC

                  (a)   Amount beneficially owned: -1,062,500-

                  (b)   Percent of class: 4.5%

                  (c)   (i) Sole power to vote or direct the vote: -1,062,500-

                        (ii) Shared power to vote or direct the vote: -0-

                        (iii) Sole power to dispose or direct the disposition:
                        -1,062,500-

                        (iv) Shared power to dispose or direct the disposition:
                        -0-

            B.  Drawbridge OSO Securities LLC

                  (a)   Amount beneficially owned: -187,500-

                  (b)   Percent of class: 0.8%

                  (c)   (i) Sole power to vote or direct the vote: -187,500-

                        (ii) Shared power to vote or direct the vote: -0-

                        (iii) Sole power to dispose or direct the disposition:
                        -187,500-

                        (iv) Shared power to dispose or direct the disposition:
                        -0-

            C.  Drawbridge Special Opportunities Fund LP

                  (a)   Amount beneficially owned: -1,062,500-

                  (b)   Percent of class: 4.5%

                  (c)   (i) Sole power to vote or direct the vote: -0-

                        (ii) Shared power to vote or direct the vote:
                        -1,062,500-

                        (iii) Sole power to dispose or direct the disposition:
                        -0-

                        (iv) Shared power to dispose or direct the disposition:
                        -1,062,500-

            D.  Drawbridge Special Opportunities Fund Ltd.

                  (a)   Amount beneficially owned: -187,500-

                  (b)   Percent of class: 0.8%

                  (c)   (i) Sole power to vote or direct the vote: -0-

                        (ii) Shared power to vote or direct the vote: -187,500-

                        (iii) Sole power to dispose or direct the disposition:
                        -0-

                        (iv) Shared power to dispose or direct the disposition:
                        -187,500-

            E.  Drawbridge Special Opportunities GP LLC

                  (a)   Amount beneficially owned: -1,062,500-

                  (b)   Percent of class: 4.5%

                  (c)   (i) Sole power to vote or direct the vote: -0-

                        (ii) Shared power to vote or direct the vote:
                        -1,062,500-

                        (iii) Sole power to dispose or direct the disposition:
                        -0-

                        (iv) Shared power to dispose or direct the disposition:
                        -1,062,500-

            F.  Drawbridge Special Opportunities Advisors LLC

                  (a)   Amount beneficially owned: -1,250,000-

                  (b)   Percent of class: 5.3%

                  (c)   (i) Sole power to vote or direct the vote: -0-

                        (ii) Shared power to vote or direct the vote:
                        -1,250,000-

                        (iii) Sole power to dispose or direct the disposition:
                        -0-

                        (iv) Shared power to dispose or direct the disposition:
                        -1,250,000-

            G.  Fortress Principal Investment Holdings IV LLC

                  (a)   Amount beneficially owned: -1,062,500-

                  (b)   Percent of class: 4.5%

                  (c)   (i) Sole power to vote or direct the vote: -0-

                        (ii) Shared power to vote or direct the vote:
                        -1,062,500-

                        (iii) Sole power to dispose or direct the disposition:
                        -0-

                        (iv) Shared power to dispose or direct the disposition:
                        -1,062,500-

            H.  FIG LLC

                  (a)   Amount beneficially owned: -1,250,000-

                  (b)   Percent of class: 5.3%

                  (c)   (i) Sole power to vote or direct the vote: -0-

                        (ii) Shared power to vote or direct the vote:
                        -1,250,000-

                        (iii) Sole power to dispose or direct the disposition:
                        -0-

                        (iv) Shared power to dispose or direct the disposition:
                        -1,250,000-

            I.  Fortress Operating Entity I LP

                  (a)   Amount beneficially owned: -1,250,000-

                  (b)   Percent of class: 5.3%

                  (c)   (i) Sole power to vote or direct the vote: -0-

                        (ii) Shared power to vote or direct the vote:
                        -1,250,000-

                        (iii) Sole power to dispose or direct the disposition:
                        -0-

                        (iv) Shared power to dispose or direct the disposition:
                        -1,250,000-

            J.  FIG Corp

                  (a)   Amount beneficially owned: -1,250,000-

                  (b)   Percent of class: 5.3%

                  (c)   (i) Sole power to vote or direct the vote: -0-

                        (ii) Shared power to vote or direct the vote:
                        -1,250,000-

                        (iii) Sole power to dispose or direct the disposition:
                        -0-

                        (iv) Shared power to dispose or direct the disposition:
                        -1,250,000-

            K.  Fortress Investment Group LLC

                  (a)   Amount beneficially owned: -1,250,000-

                  (b)   Percent of class: 5.3%

                  (c)   (i) Sole power to vote or direct the vote: -0-

                        (ii) Shared power to vote or direct the vote:
                        -1,250,000-

                        (iii) Sole power to dispose or direct the disposition:
                        -0-

                        (iv) Shared power to dispose or direct the disposition:
                        -1,250,000-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

        Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
        SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        Not applicable.

ITEM 10. CERTIFICATION.

        Each of the Reporting Persons hereby makes the following certification:

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 16, 2007

                                   DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

                                   By: DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC
                                        its general partner

                                   By:  /s/ Glenn Cummins
                                        ----------------------------------------
                                        Name:  Glenn Cummins
                                        Title: Authorized Signatory

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 16, 2007

                                   DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

                                   By:  /s/ Glenn Cummins
                                        ----------------------------------------
                                        Name:  Glenn Cummins
                                        Title: Authorized Signatory

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 16, 2007

                                   FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC

                                   By:  /s/ Randal A. Nardone
                                        ----------------------------------------
                                        Name:  Randal A. Nardone
                                        Title: Authorized Signatory

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 16, 2007

                                   DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

                                   By:  /s/ Glenn Cummins
                                        ----------------------------------------
                                        Name:  Glenn Cummins
                                        Title: Authorized Signatory

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 16, 2007

                                   FORTRESS INVESTMENT GROUP LLC

                                   By:  /s/ Randal A. Nardone
                                        ----------------------------------------
                                        Name:  Randal A. Nardone
                                        Title: Authorized Signatory

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 16, 2007

                                   FORTRESS OPERATING ENTITY I LP

                                   By: FIG CORP.
                                        its general partner

                                   By:  /s/ Randal A. Nardone
                                        ----------------------------------------
                                        Name:  Randal A. Nardone
                                        Title: Authorized Signatory

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 16, 2007

                                   DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LTD.

                                   By:  /s/ Glenn Cummins
                                        ----------------------------------------
                                        Name:  Glenn Cummins
                                        Title: Authorized Signatory

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 16, 2007

                                   FIG LLC

                                   By:  /s/ Randal A. Nardone
                                        ----------------------------------------
                                        Name:  Randal A. Nardone
                                        Title: Authorized Signatory

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 16, 2007

                                   FORTRESS OPERATING ENTITY I LP

                                   By:  FIG CORP.
                                         its general partner

                                   By:  /s/ Randal A. Nardone
                                        ----------------------------------------
                                        Name:  Randal A. Nardone
                                        Title: Authorized Signatory

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 16, 2007

                                   FIG CORP.

                                   By:  /s/ Randal A. Nardone
                                        ----------------------------------------
                                        Name:  Randal A. Nardone
                                        Title: Authorized Signatory

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 16, 2007

                                   DRAWBRIDGE OSO SECURITIES LLC

                                   By:  /s/ Glenn Cummins
                                        ----------------------------------------
                                        Name:  Glenn Cummins
                                        Title: Authorized Signatory

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 16, 2007

                                   DRAWBRIDGE DSO SECURITIES LLC

                                   By:  /s/ Glenn Cummins
                                        ----------------------------------------
                                        Name:  Glenn Cummins
                                        Title: Authorized Signatory

                                  EXHIBIT INDEX

Exhibit Number    Exhibit
--------------    --------------------------------------------------------------

1                 Joint Filing Agreement dated March 16, 2007, by and between
                  Drawbridge Special Opportunities GP LLC, Drawbridge Special
                  Opportunities Advisors LLC, Fortress Principal Investment
                  Holdings IV LLC, Fortress Investment Group LLC, Drawbridge
                  Special Opportunities Fund LP, Fortress Operating Entity I LP,
                  Drawbridge Special Opportunities Fund Ltd., Drawbridge OSO
                  Securities LLC, Drawbridge DSO Securities LLC, FIG LLC and FIG
                  Corp.